Exhibit 99.1

Badger Meter Reports Record First Quarter Results

MILWAUKEE--(BUSINESS WIRE)--Badger Meter, Inc. (AMEX: BMI) today reported record sales, earnings and earnings per share from continuing operations for the first quarter ended March 31, 2008.

First Quarter Highlights

  Net sales from continuing operations were a record $68,420,000 for the first quarter of 2008, a 29.9% increase from sales of $52,663,000 for the first quarter of 2007.
  Earnings from continuing operations were a record $6,020,000 or $0.41 per diluted share for the first quarter of 2008, up 143.8% from earnings from continuing operations of $2,469,000 or $0.17 per diluted share for the comparable prior period. Earnings from continuing operations in 2007 exclude the results of the company’s French subsidiary, which has been classified as a discontinued operation in accordance with current accounting standards.
  Net earnings were a record $6,020,000 for the first quarter of 2008, a 134.1% increase from net earnings of $2,572,000 for the same period in 2007.
  Diluted earnings per share were $0.41 for the first quarter of 2008, up 127.8% from diluted earnings per share of $0.18 for the comparable prior period.

Operations Review

“2008 is off to an excellent start with record first quarter sales, earnings and earnings per share. The strong first quarter of 2008 is our fourth consecutive quarter of record performance and continues the momentum of 2007,” said Richard A. Meeusen, chairman, president and chief executive officer of Badger Meter.

Meeusen said the higher first quarter 2008 sales reflected continued strong performance of the company’s utility products, especially the ORION® proprietary drive-by radio frequency automatic meter reading (AMR) system, as well as a positive comparison with last year’s relatively weak first quarter. Sales of the company’s commercial water meters also increased in the first quarter of 2008, primarily due to price increases and favorable product mix. Higher sales of industrial products also contributed to the overall sales increase.

“The profit margin increased to 35.8% in the first quarter of 2008 from 30.9% in last year’s first quarter, due to the higher sales, increased capacity utilization and price increases implemented during 2007. We continued to see cost pressures on metals and oil-based resins during the quarter. However, we were able to maintain our margins through a combination of price increases and cost reductions in other manufacturing areas,” said Meeusen

Meeusen noted that although selling, engineering and administrative expenses increased 22.3% in the first quarter of 2008 compared to the same period last year, they decreased as a percentage of total sales.

“We are starting to realize the benefits of our investments in developing two recently-introduced new products – the GALAXY® fixed base network advanced metering infrastructure (AMI) system and our new Lo-Profile residential meter. While our ORION drive-by AMR system continues to be very successful in the marketplace, we are seeing a growing interest in our GALAXY system among customers who prefer a network system for large industrial customers or for areas with difficult access. Sales of our new Lo-Profile meter are also growing. The Lo-Profile expands our product line with a meter that is smaller in size and uses less metal than our standard residential meters, while providing the same accuracy and performance,” said Meeusen.

Meeusen said the company’s $39.8 million three-year contract with the city of Chicago continues to move forward. “Our ORION system and plastic meters are both performing very well,” he added.

“Construction is continuing on our new manufacturing plant in Nogales, Mexico, and we expect to be in operation at the new facility by the end of the year,” said Meeusen.

“In summary, we are pleased with our first quarter performance. With our broad product line and the recent purchase of the technology for the GALAXY AMI system, we believe we are well positioned for continued long-term growth,” added Meeusen.

Annual Shareholders’ Meeting

Badger Meter’s 2008 annual shareholders’ meeting will be held on Friday, April 25, 2008, at 8:30 a.m. central time at Badger Meter, Inc., located at 4545 W. Brown Deer Road, Milwaukee, Wisconsin.

Conference Call and Webcast

Badger Meter management will host a conference call to discuss the first quarter results on Wednesday, April 16, 2008, at 10:00 AM Central/11:00 AM Eastern time. Interested parties can listen to the call live on the Internet through the company’s Web site: www.badgermeter.com or by dialing 1-888-680-0865 and entering the passcode 17774990. Listeners should dial in to the call at least 5-10 minutes prior to the start of the call or should go to the Web site at least 15 minutes prior to the call to download and install any necessary audio software.

Participants may pre-register for the call at: https://www.theconferencingservice.com/prereg/key.process?key=PRVVVAD7 3. (Due to the length of this URL, it may be necessary to copy and paste this hyperlink into your Internet browser's URL address field. You may also need to remove an extra space in the URL if one exists.) Pre-registrants will be issued a pin number to use when dialing into the live call which will provide quick access to the conference by bypassing the operator upon connection.

A telephone replay of the conference call will be available through Wednesday, April 23, by dialing 1-888-286-8010 and entering the passcode 69381094. The Webcast will be archived on the company’s Web site until its next earnings release.

About Badger Meter

Badger Meter is a leading manufacturer and marketer of products incorporating liquid flow measurement and control technologies, developed both internally and with other technology companies, as well as the leader in providing digital connectivity to AMR/AMI technologies. Its products are used to measure and control the flow of liquids in a variety of applications.

Certain statements contained in this news release, as well as other information provided from time to time by the Company or its employees, may contain forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “think,” “should” and “objective” or similar expressions are intended to identify forward looking statements. All such forward looking statements are based on the Company’s then current views and assumptions and involve risks and uncertainties that include, among other things:

  the continued shift in the Company’s business from lower cost, manual read meters toward more expensive, value-added automatic meter reading (AMR) systems and advanced metering infrastructure (AMI) systems;
  the success or failure of newer Company products, including the Orion® radio frequency AMR system, the Galaxy® fixed network AMI system and the low profile Recordall® Model LP disc series meter;
  changes in competitive pricing and bids in both the domestic and foreign marketplaces, and particularly in continued intense price competition on government bid contracts for lower cost, manual read meters;
  the actions (or lack thereof) of the Company’s competitors;
  changes in the Company’s relationships with its alliance partners, primarily its alliance partners that provide AMR/AMI connectivity solutions, and particularly those that sell products that do or may compete with the Company’s products;
  changes in the general health of the United States and foreign economies, including, to some extent, housing starts in the United States and overall industrial activity;
  increases in the cost and/or availability of needed raw materials and parts, including recent increases in the cost of brass castings as a result of increases in commodity prices, particularly for copper and scrap metal, at the supplier level and resin as a result of increases in petroleum and natural gas prices;
  the Company’s expanded role as a prime contractor for providing complete AMR/AMI systems to governmental entities, which brings with it added risks, including but not limited to, Company responsibility for subcontractor performance; additional costs and expenses if the Company and its subcontractors fail to meet the agreed-upon timetable with the governmental entity; and the Company’s expanded warranty and performance obligations;
  changes in foreign economic conditions, particularly currency fluctuations between the United States dollar and the euro;
  the loss of certain single-source suppliers; and
  changes in laws and regulations, particularly laws dealing with the use of lead (which can be used in the manufacture of certain meters incorporating brass housings) and the U.S. Federal Communications Commission rules affecting the use and/or licensing of radio frequencies necessary for AMR/AMI products.

All of these factors are beyond the Company’s control to varying degrees. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward looking statements and are cautioned not to place undue reliance on such forward looking statements. The forward looking statements made in this document are made only as of the date of this document and the Company assumes no obligation, and disclaims any obligation, to update any such forward looking statements to reflect subsequent events or circumstances.

Badger Meter company news is available 24 hours a day, on-line at: http://www.badgermeter.com.

BADGER METER, INC.
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)

Three Months Ended March 31,

	2008	2007

Net sales	$68,420,000	$52,663,000
Gross margin	$24,524,000	$16,255,000

Earnings from continuing operations
before income taxes	$9,617,000	$3,918,000
Provision for income taxes	$3,597,000	$1,449,000

Earnings from continuing operations	$6,020,000	$2,469,000

Earnings from discontinued operations	$0	$103,000

Net earnings	$6,020,000	$2,572,000
Earnings per share:
Basic from continuing operations	$0.42	$0.17
Basic from discontinued operations	$0.00	$0.01
Total basic	$0.42	$0.18

Diluted from continuing operations	$0.41	$0.17
Diluted from discontinued operations	$0.00	$0.01
Total diluted	$0.41	$0.18

Shares used in computation of:
Basic	14,394,862	14,057,135
Diluted	14,750,236	14,540,086

BADGER METER, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS

Assets	March 31,	December 31,
	2008	2007
	(unaudited)

Cash	$6,286,000	$8,670,000
Receivables	33,823,000	30,638,000
Inventories	38,416,000	34,094,000
Other current assets	7,737,000	6,532,000

Total current assets	86,262,000	79,934,000

Net property, plant and equipment	56,027,000	54,578,000
Other long-term assets	8,964,000	8,831,000
Goodwill	6,958,000	6,958,000
Total assets	$158,211,000	$150,301,000

Liabilities and Shareholders' Equity

Short-term debt and current portion long-term debt	$10,583,000	$13,582,000
Payables	13,415,000	11,363,000
Accrued compensation and employee benefits	6,287,000	5,988,000
Other liabilities	13,535,000	10,276,000
Total current liabilities	43,820,000	41,209,000

Deferred income taxes	272,000	244,000
Long-term employee benefits and other	13,344,000	13,750,000
Long-term debt	2,596,000	3,129,000
Shareholders' equity	98,179,000	91,969,000
Total liabilities and shareholders' equity	$158,211,000	$150,301,000

CONTACT:
Badger Meter, Inc.
Joan C. Zimmer, (414) 371-5702